Exhibit 99.1

For Release:  Thursday, July 19, 2007

Contact:	Douglas Stewart, President-CEO
Debra Geuy, Chief Financial Officer

PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES QUARTERLY,
YEAR END EARNINGS, DECLARES DIVIDEND AND SETS ANNUAL
MEETING DATE

Sidney, Ohio OTCBB - “PSFC”

Douglas Stewart, President and CEO of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association, announced today the Corporation’s fourth quarter and year-end earnings for the fiscal year ended June 30, 2007.  Mr. Stewart also announced the Corporation had declared a cash dividend of $0.16 per share.

Net income for the quarter ended June 30, 2007 was $195,000, or $0.15 basic and diluted earnings per share compared to $272,000, or $0.20 basic and diluted earnings per share for the same quarter in 2006.  The decrease of $77,000 in net income for the current quarter was primarily due to a decrease of $30,000 in net interest income coupled with an increase of $46,000 in provision for loan losses and an increase in noninterest expense of $46,000 partially offset by a decrease of $43,000 in income tax expense.  The increase in provision for loan losses resulted from an increase in the balance of classified loans during the current period.  The increase in noninterest expense was primarily due to an increase of $36,000 in professional services during the current period related to compliance and oversight of government regulations.

The Corporation’s net income for the fiscal year ended June 30, 2007 was $1,020,000 compared to $1,039,000 for the previous year.  Basic and diluted earnings per share for both periods was $0.76.  The Corporation realized a decrease of $37,000 in net interest income resulting from a slight decrease in the net interest margin.  Noninterest expense also increased $72,000 primarily due to normal increases in compensation and benefits expense and increased professional fees resulting from new government regulations and requirements.  The decreases to net income were partially offset by a decrease of $71,000 in provision for loan losses resulting from the resolution of problem loans that had loss allocations during the prior year as well as a decrease in the average balance of loans.

Income tax expense also decreased $21,000 for the current fiscal year due to decreased income before income taxes.

On July 13, 2007, the Board of Directors declared a quarterly cash dividend of $0.16 per share for record holders as of July 31, 2007.  The dividend will be payable on August 15, 2007.  At June 30, 2007, Peoples-Sidney Financial Corporation had assets of $138.3 million with $15.3 million in shareholders’ equity.

Additionally, Mr. Stewart announced that the Annual Meeting of the Corporation would be held on Friday, October 12, 2007 at 11:00 a.m. at the Sidney Holiday Inn.  The record date for voting purposes will be August 31, 2007.

Peoples Federal operates from its main office at 101 E. Court Street and its branch offices at 2400 W. Michigan Street (inside Wal Mart), 405 S. Pike Street, Anna, Ohio, and 115 E. Pike Street, Jackson Center, Ohio.

When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive office, the words or phrases “should result,” “will likely result,” “will enable,” “are expected to,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation’s market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected.  The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The Corporation wishes to advise readers that the factors listed could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Corporation does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.